Exhibit 10.7

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is made as of October 25, 2004 between MOFFETT PARK DRIVE LLC, a California limited liability company (“Lessor”), and ARIBA, INC., a Delaware corporation (“Lessee”).

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. Lessor and Lessee are now parties to that certain Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, as amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001 and a Second Amendment to Lease dated October 31, 2002 (the “Second Amendment”) (as amended, the “Lease”), whereby Lessor leases to Lessee, and Lessee leases from Lessor, certain premises (the “Premises”) located at 1111 Lockheed Martin Way in Sunnyvale, California, including four (4) free standing, four-story office and research and development buildings and one (1) amenity building.

B. Lessee and Motorola, Inc., a Delaware corporation (“Motorola”) have now entered into that certain Sublease dated as of September 25, 2004, as amended by a First Amendment to Sublease dated as of October 7, 2004 and a Second Amendment to and Restatement of Sublease dated as of October21, 2004 (collectively, as amended, the “Motorola Sublease”) pursuant to which Lessee sublets to Motorola, and Motorola sublets from Lessee, a portion of the Premises comprised of a portion of the first floor and all of the third and fourth floors of Building Four of the Project, consisting of approximately ninety-one thousand three hundred (91,300) rentable square feet of space, subject to certain rights of Motorola to expand its subleased portion of Building Four as more particularly described in the Motorola Sublease. Lessor, Lessee and Motorola have each executed a Consent to Sublease (“Consent to Sublease”) and Recognition Agreement (“Recognition Agreement”) of even date herewith with respect to the Motorola Sublease.

C. Pursuant to Section 11.01 of the Lease, Lessor’s written consent to the Motorola Sublease is required. Lessee is required to reimburse Lessor for all of Lessor’s reasonable costs and expenses (including attorneys’ fees, architect fees and engineering fees) involved in reviewing any request for consent to a subletting of the Premises.

D. Lessor is willing to consent to the Motorola Sublease, but only if the Lease is amended as more particularly described below.

E. The parties hereto desire to modify the Lease as hereinafter provided. Capitalized terms used herein shall have the same meaning given them in the Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. Second Additional Security Deposit. Within ten (10) business days after the date on which this Amendment is executed by Lessor and Lessee, Lessee shall deposit with Lessor a security deposit (the “Second Additional Security Deposit”) in the form of an unconditional, irrevocable stand-by letter of credit, with Lessor and, if requested by Lessor, Lessor’s lender (provided that such lender agrees to execute a tri-party agreement in the form attached hereto as Exhibit B), as beneficiaries thereunder. The face amount of the Second Additional Security Deposit shall be equal to Five Million Dollars ($5,000,000); provided, however, that if Lessee is not then in default hereunder, the face amount of the Second Additional Security Deposit shall be reduced on the first anniversary of the issuance thereof to Four Million Dollars ($4,000,000) and further reduced on the second anniversary of the issuance thereof to Three Million Dollars ($3,000,000), reduced on the third anniversary of the issuance thereof to Two Million Dollars ($2,000,000) and reduced on the fourth anniversary thereof to One Million Dollars ($1,000,000). The face amount of the letter of credit acting as the Second Additional Security Deposit shall thereafter remain at One Million Dollars ($1,000,000) for the remaining period of time until the date that is forty-five (45) days after the expiration of the Term of the Lease and any extensions thereof. Such letter of credit shall be in the form attached hereto as Exhibit A, and shall be held by Lessor in the manner, and subject to the terms of Section 4.06 of the Lease, except that the last sentence of such Section 4.06 shall not apply to the Second Additional Security Deposit. At Lessor’s request, any future lender to Lessor shall be named as a co-beneficiary under both the Second Additional Security Deposit, the Additional Security Deposit delivered to Lessor pursuant to the Second Amendment and the Security Deposit originally delivered to Lessor pursuant to Section 4.06 of the Lease, together with any renewals, supplements, amendments or substitutions thereof, provided that Lessee’s obligation to name any future lender as a co-beneficiary under such letters of credit may be conditioned upon such lender and Lessor executing a tri-party agreement in substantially the form attached hereto as Exhibit B. Lessee’s failure to execute and deliver to Lessor any such tri-party agreement within ten (10) days of request therefor shall be an event of default under Section 12.01(c) of the Lease. The Second Additional Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of the Lease applicable to Lessee. Lessor may, in Lessor’s sole discretion, make a draw request against either the Security Deposit described in Section 4.06 of the Lease, the Additional Security Deposit described in the Second Amendment and/or the Second Additional Security Deposit to the extent such draws are allowed pursuant to the terms of the Lease.

2. Consent Fees. Notwithstanding anything to the contrary in the Lease, within fifteen (15) days after receipt of request therefor, together with copies of invoices supporting such request, Lessee shall pay to Lessor the amount of any and all of Lessor’s costs and expenses (including but not limited to attorneys’ fees, architect fees, engineering fees and fees incurred in the review of the Work Letter attached to the Motorola Sublease and related plans, together with any such fees or expenses incurred by Lessor’s lenders which Lessor is required to reimburse such lenders) incurred in connection with Lessor’s (or its lenders’) review of the Motorola Sublease and related documents (including but not limited to this Amendment).

3. Consent to Interwoven Sublease Amendment. Pursuant to that certain Amended and Restated Sublease between Lessee and Interwoven, Inc., a Delaware corporation (“Interwoven”), dated as of June 28, 2001 (the “Interwoven Sublease”), Interwoven is a current subtenant of a portion of the Premises leased to Lessee. Lessee and Interwoven propose to amend the Interwoven Sublease, by a First Amendment to Amended and Restated Sublease substantively in the form attached hereto as Exhibit C (the “Sublease Amendment”), pursuant to which, among other things, the Interwoven Sublease would be terminated as to the portion of the Interwoven sublease premises located in Building Four (“Building Four Premises”). Lessor hereby consents to the Sublease Amendment.

4. Excess Rent. Section 11.04 of the Lease requires Lessee to pay to Lessor a portion of amounts received from subtenants (“Excess Rent”). Lessor acknowledges receipt of Eighty One Thousand Six Hundred Eighty Nine Dollars and 77/100 ($81,689.77) (“Section 11.04 Payment”) from Lessee towards Lessee’s obligation to share with Lessor any Excess Rent received from Interwoven under the Interwoven Sublease. In partial consideration for Lessee’s agreement to provide the Second Additional Letter of Credit and to pay the Section 11.04 Payment as provided herein, Lessor agrees that, as of the date hereof, Lessee shall have no obligation to pay any further amounts under Section 11.04 of the Lease with respect to the Building Four Premises under the Interwoven Sublease, as amended by the Sublease Amendment, provided that nothing herein shall be deemed to preclude Lessor’s rights to any Excess Rent under under the terms of the Lease, as and when such Excess Rent shall ever be generated again under the Interwoven Sublease or any other sublease of the Premises. Without limitation of the foregoing, Lessor agrees that Lessee shall not owe to Lessor any portion of the Reduction Fee as defined in the Sublease Amendment. Nothing in this Third Amendment is intended to amend Section 11.04 except as expressly stated in this Section 4.

5. Full Force and Effect. Except as herein amended and supplemented, the Lease Documents shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment with duplicate counterparts as of the day and year first above written.

“Lessor”

MOFFETT PARK DRIVE LLC, a California limited liability company

By: GATEWAY LAND COMPANY, INC., a California corporation

By:

Name:

Title:

“Lessee”

ARIBA, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT A

FORM OF LETTER OF CREDIT

EXHIBIT B

TRI-PARTY AGREEMENT

This Tri-Party Agreement is made and entered into as of                      , 2004, by and among MOFFETT PARK DRIVE LLC, a California limited liability company (“Borrower”), ARIBA, INC., a Delaware corporation (“Tenant”) and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, and METLIFE BANK, N.A., a national banking associations (collectively, “Lender”).

RECITALS

A. On or about March 15, 2000, Borrower and Tenant entered into that certain “Technology Corners Triple Net Multiple Building Office Lease”, as amended by a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October 31, 2002 (“Second Amendment”) and a Third Amendment to Lease dated September     , 2004 (the “Third Amendment”) (as the same is or may hereafter be amended from time to time, the “Lease”) whereby Tenant agreed to lease from Borrower, and Borrower agreed to Lease to Tenant, that certain real property located at 1111 Lockheed Martin Way, Sunnyvale, Santa Clara County, California more particularly described on Exhibit A hereto (the “Property”) together with any and all improvements now or hereafter located on the Property (collectively together with the Property, the “Premises”) on and subject to the terms and conditions set forth in the Lease.

B. Pursuant to Section 4.06 of the Lease, Tenant has caused Comerica Bank-California to issue its irrevocable standby letter of credit No. 558273 in favor of Borrower and Lender as co-beneficiaries, and for the account of Tenant, in the stated amount of $25,740,000 (together with all and any replacement or renewals of such letter of credit, the “Security Deposit Letter of Credit”). Additionally, (i) pursuant to Section 1 of the Second Amendment, Tenant has caused Comerica Bank-California to issue an irrevocable standby letter of credit in favor of Borrower and Lender, as co-beneficiaries, and for the account of Tenant in the stated amount of $600,000 (together with all and any replacement or renewals of such letter of credit, the “Additional Security Deposit Letter of Credit”), and (ii) pursuant to Section 1 of the Third Amendment, Tenant has caused Comerica Bank-California to issue another irrevocable standby letter of credit in favor of Borrower and Lender, as co-beneficiaries, and for the account of Tenant in the stated amount of $5,000,000, subject to certain scheduled reductions described therein (together with all and any replacement or renewals of such letter of credit, the “Second Additional Security Deposit Letter of Credit” and, together with the Security Deposit Letter of Credit and the Additional Security Deposit Letter of Credit, the “Security Deposit Letters of Credit”).

C. On or about March 31, 2004, Borrower has executed and delivered, inter alia, a Promissory Note in the original principal amount of $10,000,000 in favor of MetLife Bank and a Promissory Note in the original principal amount of $80,000,000 in favor of Metropolitan Life Insurance Company, and a Deed of Trust, Security Agreement and Fixture Filing securing said

Promissory Notes and encumbering the Premises. The loan which is evidenced by said Promissory Notes may be referred to as the “Loan”; and the said Promissory Notes, Deed of Trust, and all other documents and instruments evidencing, securing or relating to the Loan are referred to herein as the “Loan Documents.”

D. Pursuant to the Loan Documents, Lender and Borrower agreed that any letters of credit issued on behalf of Tenant as security under the Lease name both Lender and Borrower as co-beneficiaries.

E. Tenant is willing to cooperate with Borrower and Lender so as to name both Lender and Borrower as co-beneficiaries so that Lender can draw on the Letters of Credit without the signature or action of Borrower, but only if Borrower and Lender enter into this Agreement.

Now, therefore, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

I. Second Additional Letter of Credit. Borrower and Tenant agree to cause the Second Additional Security Deposit Letter of Credit to be issued in the form attached hereto as Exhibit B.

II. Agreements of Lender. Lender agrees, for itself and for all of the other lenders who now or hereafter may hold an interest in the Loan, that:

A.	As between Lender and Tenant and between Borrower and Tenant, the provisions of Section 4.06 of the Lease shall govern and control (i) any and all drawings under the Security Deposit Letters of Credit, (ii) the use and application of the proceeds of any and all drawings on the Security Deposit Letters of Credit, and (iii), if applicable, the return of the Security Deposit Letters of Credit and/or any proceeds of any and all drawings thereon;

B.	Lender shall only be entitled to draw on the Security Deposit Letters of Credit if and to the extent Borrower is entitled to draw on the Security Deposit Letters of Credit pursuant to the provisions of Section 4.06 of the Lease;

C.	As between Lender and Tenant and between Borrower and Tenant, the provisions of Section 4.06 of the Lease shall govern and control (i) any and all drawings under the Second Additional Security Deposit Letter of Credit, (ii) the use and application of the proceeds of any and all drawings on the Second Additional Security Deposit Letter of Credit, and (iii), if applicable, the return of the Second Additional Security Deposit Letter of Credit and/or any proceeds of any and all drawings thereon;

D.	Lender shall only be entitled to draw on the Second Additional Security Deposit Letter of Credit if and to the extent Borrower is entitled to draw on the Second Additional Security Deposit Letter of Credit pursuant to the provisions of Section 4.06 of the Ariba Lease; and

E.	For the avoidance of doubt, in the interpretation of the foregoing, Section 4.06 of the Lease shall be deemed to apply to all of the Security Deposit Letters of Credit, irrespective of the fact that only the original Security Deposit Letter of Credit is mentioned therein, except that (i) the last sentence of Section 4.06 of the Lease shall apply only to the original Security Deposit Letter of Credit, and (ii) the forms of the Security Deposit Letters of Credit shall be, for the original Security Deposit Letter of Credit and the Additional Security Deposit Letter of Credit, as specified in the Tri-Party Agreement dated March 31, 2004, and for the Second Additional Security Deposit Letter of Credit, as specified herein.

The foregoing notwithstanding, as between Lender and Borrower, the provisions of the Loan Documents shall govern and control which of Borrower or Lender shall have the right to make drawings on the Security Deposit Letters of Credit, whether the proceeds of any drawing under the Security Deposit Letters of Credit shall be paid to Borrower or retained by Lender, the order of application of the proceeds of any drawing under the Security Deposit Letters of Credit against the obligations of Borrower under the Loan Documents and any similar or related matters.

III. SNDA. The parties agree that the term “Lease” as defined in the Subordination, Acknowledgement of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate dated as of March 31, 2004 by and between Lender and Tenant shall be deemed to include the Third Amendment, and also any subsequent amendment to the Lease that shall have been entered into between Borrower and Tenant and consented to in writing by Lender.

IV. General Provisions.

A.	This Agreement, its construction, interpretation, and enforcement, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of California without giving effect to its conflict of laws principles.

B.	This Agreement constitutes the entire understanding among the parties hereto with respect to the matters contemplated herein, and this Agreement cannot be amended, modified or discharged in any way except by written instrument signed by the parties hereto

C.

Any provision of this Agreement which is prohibited, invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity, illegality or unenforceability without invalidating, affecting or impairing the validity, legality or enforceability of the remaining provisions hereof, and any such prohibition, invalidity, illegality or unenforceability in any such jurisdiction shall not invalidate, affect or impair the validity, legality or enforceability of such provision in any other jurisdiction.

D.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Without limiting the generality of the foregoing, any successor to Lender under the Loan Documents or any other person or entity to whom Lender transfers its interest in either or all of the Security Deposit Letters of Credit (whether through assignment, reissuance of said Security Deposit Letters of Credit or otherwise) who is not the Landlord under the Lease shall acknowledge and agree in writing, for the benefit of Tenant, that it is and shall be bound by the terms and provisions of this Agreement, a copy of which written agreement shall be provided to Tenant.

E.	If any party to this Agreement shall bring any action or proceeding for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party reasonable attorney’s fees and costs incurred in bringing or defending such action or proceeding and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or proceeding and shall be paid whether or not such action or proceeding is prosecuted to final judgment. Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of attorney’s fees and costs, separate from the judgment, incurred in enforcing such judgment.

F.	Neither the Lease nor any of the Loan Documents are modified by this Agreement.

G.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LENDER”	“TENANT”

METROPOLITAN LIFE INSURANCE COMPANY	ARIBA, INC., a Delaware corporation

By:	By:
Its:	Its:

MET LIFE BANK, N.A.

By:
Its:

“LANDLORD” MOFFETT PARK DRIVE LLC, a California limited liability company

By:	Gateway Land Company, Inc., a California corporation, Member and Manager

By:
Jay Paul Its President

By:
Jay Paul, Member

EXHIBITS:

A:	Legal Description of Property (Same as Exhibit A attached to Lease)
B:	Form of Second Additional Security Deposit Letter of Credit